Exhibit 23(a)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference of our report dated March 18, 2003 (June 3, 2003 as to the classification of SmartEnergy as discontinued operations described in Notes 1 and 16 and the reclassification of energy trading revenues to a net basis of reporting described in Notes 1 and 10) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of new accounting principles) on the consolidated financial statements and the related financial statement schedule of Alliant Energy Corporation appearing in this Current Report on Form 8-K of Alliant Energy Corporation in the following Registration Statements of Alliant Energy Corporation:

1. Registration Statement on Form S-8 (Registration Nos. 333-41485 and 333-92783) - Long-Term Equity Incentive Plan
2. Registration Statement on Form S-8 (Registration Nos. 333-46735 and 333-88306) - 401(k) Savings Plan
3. Registration Statement on Form S-8 (Registration No. 333-51126) - Deferred Compensation Plan
4. Registration Statement on Form S-8 (Registration No. 333-88304) - 2002 Equity Incentive Plan
5. Registration Statement on Form S-3 (Registration No. 333-26627) - Shareowner Direct Plan registration of 6,500,000 shares of Common Stock
6. Registration Statement on Form S-3 (Registration No. 333-70964) - Registration of 12,000,000 shares of Common Stock
7. Registration Statement on Form S-3 (Registration No. 333-101209) - Shareowner Direct Plan registration of 145,893 shares of Common Stock
8. Registration Statement on Form S-3 (Registration No. 333-101307) - Shareowner Direct Plan registration of 2,500,000 shares of Common Stock.



/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
June 4, 2003